                                                                     Ex-99.1(e)

                MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUST

                         Establishment and Designation

                                       of

                      Class A Shares and Class B Shares of
                           Beneficial Interest of the
                        Series Designated Merrill Lynch
                     California Municipal Fund of the Trust



              The undersigned, being a majority of the Trustees of Merrill Lynch California Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated March 20, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch California municipal Fund" (the "Fund") of the Trust, par value $.lo per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.2, as follows:

              1. The two classes of Shares are designated "Class A Shares" and "Class B Shares

              2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

              3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

              4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed Class B Shares.

           IN WITNESS WHEREOF, the undersigned, have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 3rd day of October, 1988.




      /s/ KENNETH S. AXELSON              /s/ ANDRE F. PEROLD
      ---------------------------         ---------------------------------
      357 Gross Neck Road                 56 Barnstable Road
      Waldoboro, Maine 04572              West Newton, Massachusetts 02165




      /s/ HERBERT I. LONDON               /s/ ARTHUR ZEIKEL
      ---------------------------         ---------------------------------
      2 Washington Square Village         279 Watchung Fork
      New York, New York 10043            Westfield , New Jersey 07090


              [SIG]
      ---------------------------
      Joseph L. May
      2305 Hampton Avenue
      Nashville, Tennessee 37219


          The Declaration of Trust establishing Merrill Lynch
      California Municipal Series Trust, dated March 20, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch California Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch California Municipal series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.





                                       2.